                                                                   EXHIBIT 10.58

                                  CONFIDENTIAL
                        AGREEMENT FOR CONSULTING SERVICES


         THIS AGREEMENT FOR CONSULTING SERVICES is made and entered into as of February 22, 2003 (the "Effective Date"), by and between America Online, Inc., a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166 (hereinafter referred to as "AOL"), and America Online Latin America, Inc., a Delaware corporation, with principal offices at Suite 400, 6600 N. Andrews Avenue, Ft. Lauderdale, Florida 33309 (hereinafter referred to as "Consultant") (each a "Party" and collectively the "Parties").

         AOL, operates the America Online(R) brand service, an interactive computer communications, information and transactions service. Consultant is familiar with the America Online(R) brand service. AOL desires to engage the services of Consultant and Consultant desires to accept such engagement upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, AOL and Consultant hereby agree as follows:

1.       SERVICES AND SCOPE OF WORK

         1.1 SERVICES. Consultant agrees to provide to AOL consulting services ("Consulting Services") as they are described on
                  Schedule 1 attached hereto as Exhibit A and on such schedules as are executed from time to time by both Parties to this Agreement (the "Schedules"). Each Schedule shall be consecutively numbered and annexed hereto. Consulting Services shall be provided in accordance with the provisions of this Agreement and the applicable Schedule.

         1.2 SCOPE OF WORK. Each Schedule shall contain a description of the tasks to be performed by Consultant, the deliverables and documentation, if any, to be produced by Consultant (collectively, "Deliverables"), a schedule of performance, a schedule of payments and a statement of Consultant's then-current rates, if applicable.

         1.3 PERFORMANCE OF SERVICES. Consultant has the right to (i) control and direct the means, manner and method by which the Consulting Services are performed, and (ii) perform the Consulting Services at any place or location and at such time as Consultant may reasonably determine. Unless otherwise agreed to by the Parties in writing or on a Schedule, Consultant shall (i) observe the working hours, working rules and polices of AOL while working on AOL's premises, and (ii) furnish all equipment and materials used to perform the Consulting Services, including but not limited to telephone lines, personal computers and modems.

         1.4 OTHER WORK. Consultant shall ensure that the Programmers are dedicated solely to providing the Consulting Services hereunder. In the event Consultant wishes to perform work of a similar nature to the Consulting Services (i.e., programming Hispanic content or area) during the term of this Agreement for any Interactive Service based in the U.S., Consultant shall give AOL ninety (90) days prior written notice thereof and AOL shall have the right to terminate this agreement upon thirty (30) days written days notice thereof. As used herein, an Interactive Service is an entity offering one or more of the following: (i) online or Internet connectivity services

                  (e.g., an online service or Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) covering a broad range of subjects and targeted at a broad audience (e.g., a search and directory service or portal) and/or marketing a broad selection of products and/or services across numerous "vertical" interactive commerce categories (e.g., an online mall or multiple-category e-commerce site); or (iii) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time online messages.

         1.5 COMPLIANCE WITH APPLICABLE LAW. Except with respect to actions taken per the express instructions of AOL, Consultant shall ensure that Consultant complies with all applicable local, state and federal law and AOL's then-current Terms of Service in performing the Consulting Services.

2.       CONSULTANT PERSONNEL

         2.1 CONSULTANT PROJECT MANAGER. The Parties shall mutually agree on which Programmer will act as project manager for Consultant (the "Consultant Project Manager"), whose duties shall be to act as liaison between AOL and Consultant.

         2.2 INDEPENDENT CONTRACTOR; NO AGENCY. Consultant is an independent contractor. Consultant shall not be deemed for any purpose to be an employee of AOL. AOL shall not be responsible to Consultant or any governing body for any payroll-related taxes related to the performance of the services, including but not limited to, withholding or other taxes related to federal or state income tax, social security benefits or unemployment compensation. This Agreement shall not be interpreted or construed to provide that either Party is an agent, representative or partner of the other Party. This Agreement shall not be interpreted or construed to provide that either Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability on behalf of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an employment relationship, an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

         2.3 CONSULTANT'S EMPLOYEES AND ASSISTANTS. From time to time, Consultant may, subject to the terms and conditions set forth in this Agreement, engage employees, independent contractors, consultants, volunteer assistants or other persons or entities (collectively, "Assistants") to aid Consultant in performing Consultant's duties under this Agreement. AOL has no relationship with or to such Assistants and such Assistants are not employees, agents, consultants, representatives, assistants or independent contractors of AOL. Consultant shall be fully and solely responsible for the supervision and payment of such Assistants and for all work performed by such Assistants and any third party subcontractors approved by AOL as provided in this Agreement.

3.       PROJECT MANAGEMENT

         3.1 AOL PROJECT MANAGER. AOL shall designate a project manager for each Schedule (the "AOL Project Manager") who shall act as a liaison between AOL and Consultant.

3.2      [intentionally deleted]

         3.3 ACCOUNTS. Consultant shall be given account(s) for the America Online(R) brand service for the exclusive purpose of enabling it and its agents to perform Consultant's duties under this Agreement. The account(s) shall be of the type determined by AOL to be necessary for Consultant to perform its duties hereunder. Consultant shall be responsible for any premium charges, transaction charges, communication surcharges or other charges incurred by any such account(s), other than AOL's standard monthly subscription charge. Consultant shall be responsible for the actions taken under or through its account(s), which actions shall be subject to AOL's then-applicable Terms of Service. Upon termination of this Agreement, the account(s), and any associated usage credits and related screen names or similar rights, shall automatically terminate. AOL shall have no liability for loss of data or content related to termination of any account.

         3.4 SOFTWARE TOOLS. AOL shall provide each Programmer with such proprietary software tools (each a "Tool") as AOL determines are reasonably necessary for such Programmer to perform Consultant's obligations hereunder , which tools shall be made available to the Programmers solely in order for Consultant to perform its duties hereunder. Consultant shall be granted a nonexclusive license to use any such Tool, which license shall be subject to: (i) Consultant's compliance with all rules and regulations relating to use of the Tools, as published from time to time by AOL, (ii) AOL's right to withdraw or modify such license at any time (and provide a replacement Tool, if AOL determines such replacement tool is reasonably necessary for such Programmer to perform Consultant's obligations hereunder and a replacement AOL proprietary software tool exists and is provided to AOL programmers), and (iii) Consultant's express recognition that AOL provides all Tools on an "as is" basis, without warranties of any kind. Subject to the two preceding sentences, AOL shall provide the following tools to the Programmers: VPD (Visual Publish Designer), Rainman, Grinder, Shark, Shark Lite, Community Center tool (for publishing), Poll tool (to cover all "voting tools" including quizzes, surveys, ratings, polls, etc.), URC, ASPP, Webstats, Community Centers Analysis Pages, Tracer X, Telescope and other mutually agreed upon publishing tools. To the extent the foregoing tools have not been rolled out to AOL programmers, such tools shall be provided to relevant Programmers when they are made available to AOL programmers. Notwithstanding the foregoing, to the extent a Programmer is unable to fulfill a specific Consultant obligation hereunder as a result of AOL's not providing a Tool which is necessary for the fulfillment of such obligation, Consultant shall be relieved of its obligation to perform such obligation until such time as the necessary Tool is provided by AOL.

         3.5 REPORTS. Consultant will have access to systems that will produce reports specifying the prior month's aggregate usage and impressions with respect to AOL Latino.

4.       FEES, EXPENSES AND TAXES

         4.1 FEES. Each Schedule shall set forth the fee due for the Consulting Services to be provided pursuant to the Schedule and Consultant agrees to invoice AOL as set forth in the Schedule.

         4.2 EXPENSES. Expenses will be reimbursed as set forth in each applicable Schedule.

         4.3      [intentionally deleted]

         4.4 MAXIMUM DOLLAR AMOUNT. Notwithstanding anything to the contrary contained herein, AOL shall not be liable for any charges and/or expenses under any Schedule for work in excess of the Maximum Dollar Amount specified on such Schedule.

         4.5      [intentionally deleted]

         4.6 TAXES. Consultant shall be responsible for determining the applicability of any sales, use, excise, or similar taxes which may be applicable to the performance of the Consulting Services, if any. Consultant shall clearly and separately state any applicable taxes on Consultant's invoice to AOL for corresponding Consulting Services. AOL shall pay applicable taxes on the invoice or, in lieu of the payment of any such taxes, AOL may provide Consultant with a certificate acceptable to the taxing authorities exempting AOL from payment of these taxes. Consultant shall pay all taxes collected from AOL to the appropriate taxing authority. Consultant shall indemnify AOL for any penalties and/or interest which may accrue as a result of Consultant's failure to fulfill its obligations under this Section 4.6.

5.       ACCEPTANCE OF SERVICES

         All Consulting Services and Deliverables delivered by the Consultant pursuant to the Agreement and the attached Schedules shall be subject to acceptance by AOL as follows. In the event AOL is not reasonably satisfied with the work performed hereunder, AOL will notify Consultant in writing (email notice to suffice) stating the reason(s) AOL is not satisfied and Consultant will address AOL's concerns and re-deliver the work to AOL within three (3) business days of receiving such notice or as otherwise reasonably requested. Such process will be repeated until the work has been accepted by AOL; provided that, if AOL is not reasonably satisfied and does not accept the same work three (3) times, in addition to any other rights AOL may have hereunder, AOL may terminate this Agreement upon thirty (30) days written notice.

6.       TERM AND TERMINATION

6.1 TERM. This Agreement shall commence on the Effective Date and shall continue in full force and effect thereafter unless and until it is terminated or expires in accordance with the provisions of this Agreement or any Schedule.

         6.2 TERMINATION FOR BREACH. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof (or such shorter period as may be specified in this Agreement or in any applicable Schedule).

         6.3 Notwithstanding the other remedies in this Section 6, in the event that Consultant (a) ceases to do business in the normal course or (b) fails to produce work as required hereunder in material breach of this Agreement and Consultant is unable or will be unable to cure within thirty (30) days, or (c) fails to produce the Consultant Services in a timely manner as required under this agreement or any Schedule in material breach of this Agreement and Consultant is unable or will be unable to cure within thirty (30) days, AOL may elect in its sole discretion and in addition to any other remedies available under this Agreement, require Consultant to use all commercially reasonable efforts to facilitate an arrangement with one or more of its Programmers and EFE to enable AOL to pay such Programmers directly for ongoing consultants services (or EFE for the Content) or AOL may, at its sole discretion, employ the services of any other consultants or third parties to perform the consulting services contemplated under this Agreement.

         6.4 TERMINATION FOR BANKRUPTCY/INSOLVENCY. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

         6.5 AOL RIGHTS AND PAYMENT UPON TERMINATION. If either Party terminates the Agreement, AOL agrees to pay Consultant for a pro rata portion of the fee for worked performed hereunder.

7. TERMS AND CONDITIONS. The terms and conditions set forth on Exhibit B attached hereto are hereby made a part of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the date first written above.

         AMERICA ONLINE, INC.         CONSULTANT

By:  /s/ JAMES P. BARKOFF             By:  /s/ OSVALDO BANOS
     -------------------------             ------------------------------------

Print Name:  JAMES P. BARKOFF         Print Name: OSVALDO BANOS
             -----------------                    -----------------------------

Title:   EVP, PROGRAMMING             Title:  EXECUTIVE VICE PRESIDENT AND
        ----------------------                CHIEF FINANCIAL OFFICER
                                              ---------------------------------

Date:    2/28/03                      Date:    FEBRUARY 28, 2003
       -----------------------               ----------------------------------

                                               EIN or SSN:
                                                          ---------------------

                                    EXHIBIT A


                   SCHEDULE NO. 1 DATED FEBRUARY 22, 2003 TO
                        AGREEMENT FOR CONSULTING SERVICES
                                     BETWEEN
           AMERICA ONLINE, INC. AND AMERICA ONLINE LATIN AMERICA, INC.
                 DATED AS OF FEBRUARY 22, 2003 (THE "AGREEMENT")

                                  SCOPE OF WORK

1.       Detailed description of services to be rendered by Consultant:

         GENERAL. Consultant shall program AOL's multi-topic Content and services interactive area for the US Hispanic audience currently available at AOL Keyword: Latino on the America Online(R) brand proprietary service (the "AOL Latino") under the direction of AOL-designated personnel ("AOL Managers") in the manner set forth in this Schedule 1.

         Hosting: AOL Latino shall be hosted by AOL and all costs associated therewith born by AOL.

         CONTENT. Consultant will provide access until December 31, 2003 to EFE's news services in English and Spanish and content feeds in Spanish and English targeted specifically to Hispanics in the United States (the "EFE Content"). Consultant will use commercially reasonable efforts to secure access to the EFE Content from January 1, 2004 through February 21, 2004 (the "Extension Period"). In the event Consultant is unable to secure access to the EFE Content on similar material terms as provided for in its existing agreement with EFE, Consultant shall notify AOL thereof. If the EFE Content can be secured at an increased price (i.e., increase over current price), AOL shall have the option of paying the increase in the price and Consultant shall enter into the agreement with EFE for the Extension Period. If AOL chooses not to exercise such option (or if the EFE Content can only be secured on worse material non-price terms), Consultant shall be relieved of its obligation to provide access to the EFE Content. If Consultant does not secure access to the EFE Content for the Extension Period, the fee payable to Consultant by AOL for the Extension Period shall be reduced by the amount of thirteen thousand two hundred ninety-two dollars ($13,292).

         To the extent any links are established by the Programmers between AOL Latino and any interactive site of Consultant or its Subsidiaries ("AOLA Website") and any Content within an AOLA Website is used by the Programmers within AOL Latino in connection with such links, in each case as determined by Consultant (AOL may suggest such links but the final determination whether to link shall be made by Consultant in its sole discretion), Consultant hereby grants AOL a worldwide license for so long as such links are maintained to distribute, display, and promote such AOLA Websites and Content through AOL Latino.

         STAFFING. Consultant shall be responsible for, and shall provide the personnel (the "Programmers") to perform, the programming functions set forth in Attachment 1 ("Programming Functions"). The Parties shall agree on the initial staff and AOL will have the right to approve or disapprove reasonably any additions to such staff, including without limitation, temporary staff to replace staff members on extended leave (i.e., greater than one week). AOL shall respond promptly to any staff approval request made by Consultant. The Programmers shall be employees of Consultant and Consultant will manage all human relations aspects of such relationships. In the event any of the Programmers take an extended leave (e.g., greater than one week), Consultant shall replace such Programmer. The Programmers shall report to, follow the direction of the Consultant Project Manager, who shall take direction from the AOL Manager in all programming matters and in the performance of all Programming Functions. The Consultant shall ensure that the Programmers follow the programming requirements set forth in Attachment 2 ("Programming Requirements"). Any material failure to follow the Programming Requirements shall constitute a material breach of contract.

2.       Deliverables and documentation to be produced by Consultant:

         2A: Programming in compliance with this Schedule 1

3.       Time for Performance/Delivery

         3A:      Ongoing

4.       Acceptance testing criteria for each Deliverable:

         Applicable as described below _____         Not Applicable __x___

5.       Payments:

         (a) FEE. AOL shall pay Consultant sixty-two thousand five hundred dollars ($62,500) per month in arrears.

         (b) EXPENSES

         Consultant shall not be entitled to the reimbursement of any expenses; except as follows: in the event travel and training expenses exceed eighteen thousand dollars ($18,000), AOL shall reimburse such expenses so long as (i) all travel and training expenses are pre-approved by AOL (even those which do not exceed $18,000), (ii) such expenses shall be limited to reasonable out-of-pocket expenses necessarily and actually incurred by the Consultant in the performance of its services hereunder, (iii) the expenses have been detailed on a form reasonably acceptable to AOL and submitted to the appropriate AOL Project Manager for review and approval; and (iv) if requested by AOL, the Consultant submits supporting documentation (e.g., receipts, invoices) in addition to the approved expense form. Any travel expenses shall comply with AOL's travel policy, a copy of which has been provided to Consultant, and AOL may, at AOL's sole discretion, require Consultant to make travel arrangements through an AOL-approved travel agency. AOL shall not be obligated to reimburse more than one hundred thousand dollars ($100,000) in such expenses.

         (c) PAYMENT SCHEDULE

         All fees and expenses due shall be invoiced by Consultant in arrears:

          [X]    Monthly
          [ ]    Upon Completion
          [ ]    Other (describe:  ________________________)
          [ ]    Progress Payments as follows:


         (d)      MAXIMUM DOLLAR AMOUNT

         The maximum dollar amount payable to Consultant for all fees and expenses under this Schedule: eight hundred fifty thousand dollars ($850,000) plus up to three million dollars ($3,000,000) in revenue share under Paragraph 9 of this Schedule 1.

6.       CONSULTANT PROJECT MANAGER:        Name: Rebeca Romero
                                            Fax #: 954-233-1803
                                            Phone #: 954-689-3105
                                            E-mail:  RBKRomero@aol.com

7.       AOL PROJECT MANAGER:               Name: Holly Hightower
                                            Fax #: 703-265-3910
                                            Phone #: 703-265-3703
                                            E-Mail:  HOLLYHIGHTOWER@AOL.COM

         AOL will notify Consultant of any change in AOL Project Manager

8.        TERM OF THIS SCHEDULE:  February 22, 2003-February 21, 2004

9.       ADDITIONAL TERMS AND CONDITIONS:

         ADVERTISING. AOL shall have the exclusive right to license or sell advertisements, promotions, links, pointers and similar services or rights on AOL Latino ("AOL Advertisements") and to retain one hundred percent (100%) of all Advertising Revenues derived therefrom other than the revenue share due to Consultant as set forth below. Consultant shall be entitled to a revenue share on all Advertising Revenues as follows:

         A. Other than for deals where Consultant is the Business Development Lead (as defined below) and receives the revenue share set forth in Paragraph 9B below, AOL shall be entitled to one hundred percent (100%) of Advertising Revenues until AOL receives three million two hundred fifty thousand dollars ($3,250,000) in Advertising Revenues ("Advertising Threshold"). Once the Advertising Threshold is met, but subject to the revenue share cap set forth in Paragraph 9C, Consultant shall be entitled to twenty percent (20%), of all Advertising Revenues which exceed the Advertising Threshold. As used herein, (i) Advertising Revenues" shall mean aggregate amounts collected plus the fair market value of any other compensation received (such as barter advertising) by AOL or AOL's agents, as the case may be, arising from the license or sale of AOL Advertisements, less applicable Advertising Sales Commissions, and (ii) "Advertising Sales Commissions" shall mean actual amounts paid as commission to third party agencies in connection with sale of the AOL Advertisement.

         B. Subject to the revenue share cap set forth in Paragraph 9C, Consultant shall be entitled to thirty-five percent (35%) of all Advertising Revenues generated by deals in which Consultant is the Business Development Lead. For avoidance of doubt, the sixty-five percent (65%) revenue share received by AOL pursuant to this Paragraph 9B shall be counted toward the Advertising Threshold.

         C. REVENUE SHARE CAP. Once Consultant receives one million dollars ($1,000,000) in revenue share, whether earned under Paragraph 9A or 9B above, Consultant will no longer be entitled to a revenue share under Paragraph 9A above. Once Consultant receives three million dollars ($3,000,000) in revenue share, whether earned under Paragraphs 9A or 9B above, Consultant will no longer be entitled to a revenue share under Paragraph 9B, but the Parties will discuss whether there should be a further revenue share.

         D.       Business Development Lead.

                  (i) Consultant may provide AOL with a written prospect list of potential advertisers ("Prospect List"), from time to time (which list may be provided by email), with specific brand(s) to be targeted for Advertisements on AOL Latino. AOL will have the right to approve the Prospect List and only those entities approved by AOL will be on the approved list (the "Target List"). AOL shall use commercially reasonable efforts to respond to all requests from Consultant to include a potential advertiser/brand(s) on the Target list within five (5) business days; if AOL does not respond within such timeframe, such request shall be deemed not approved and such advertiser/brand(s) shall not be placed on the Target List (unless later approved to by AOL). If a potential advertiser/brand(s) is not approved by AOL and therefore is not placed on the Target List, Consultant may resubmit the same potential advertiser/brand(s) for inclusion on the Target List after a period of three (3) months after the last time Consultant submitted the potential advertiser/brand(s) for possible inclusion on the Target List.

                  (ii) in the event the Parties mutually agree or in the event that AOL is not in active discussions to close a deal with a potential advertiser on the Target List for the specified brand(s) ninety (90) days after being placed on the Target List, such potential advertiser/brand(s) shall be deleted from the Target List.

                  (iii) while a potential advertiser/brand(s) is on the Target List, AOL will not approach such advertiser about advertising the specific brand identified on the Target List on AOL Latino unless otherwise mutually agreed by the parties.

                  (iv) Consultant will be responsible for developing the business relationship with entities on the Target List and will use commercially reasonable efforts to secure a preliminary advertising commitment from each such entity. Consultant shall report to AOL on a bi-weekly basis to update AOL on the status of such relationships and shall use commercially reasonable efforts to assist the AOL-designated sales lead to close the deal with each such entity; provided that to the extent that there are no advertisers on the Target List, Consultant shall have no obligation to report to AOL on a bi-weekly basis. As used herein, "Business Development Lead" shall mean that Consultant has complied with the foregoing requirements of this clause (iv); provided that, failure to provide more than one bi-weekly report in any three month timeframe shall not prevent Consultant from earning a revenue share hereunder.

                  (v) AOL shall have no obligation to enter into any agreement with any potential advertiser referred to it by Consultant; provided that, (a) AOL shall negotiate in good faith with such potential advertiser to reach agreement with respect to the specified brand, and (b) in the event AOL enters into an agreement with such Advertiser for the specified brand within three (3) months after such advertiser is removed from the Target List under clause (ii) above, Consultant shall be entitled to a revenue share of 35% under Paragraph 9B in accordance with the terms of this Section 9; provided that Consultant shall only be obligated to use commercially reasonable efforts to assist AOL in closing such an agreement if so requested by AOL.

         STANDARDS OF BUSINESS CONDUCT. Consultant shall ensure the Programmers adhere to AOL's standards of business conduct which are provided to Consultant in writing.

         CONFIDENTIALITY PROVISIONS. Consultant will ensure that the Programmers and all employees that provide services to AOL pursuant to this
         Schedule 1 sign a non-disclosure and confidentiality agreement in a form reasonably satisfactory to AOL which enforce the confidentiality provisions of this Agreement.

         TERMINATION. AOL may terminate this Agreement and Schedule any time on or after June 21, 2003 upon two (2) months prior written notice thereof to Consultant (i.e., the earliest termination date is August 20, 2003). In such event, AOL will pay Consultant a termination fee of one hundred twenty-five thousand dollars ($125,000) within thirty (30) days after the termination date. Consultant may assume that AOL does not plan to enter into negotiations to renew this Schedule if AOL does not notify Consultant of such desire at least sixty (60) days prior to the expiration of the term of this Schedule.

AMERICA ONLINE, INC.               CONSULTANT

By:  /s/ JAMES P. BARKOFF            By:      /s/ OSVALDO BANOS
     -------------------------          ---------------------------------------

Print Name:  JAMES P. BARKOFF        Print Name: OSVALDO BANOS
             -----------------                   ------------------------------

Title:  EVP, PROGRAMMING             Title: EXECUTIVE VICE PRESIDENT AND CHIEF
        ----------------------               FINANCIAL OFFICER
                                           ------------------------------------

Date:  2/28/03                       Date:  FEBRUARY 28, 2003
       -----------------------            -------------------------------------

                                  Attachment 1
                              Programming Functions


AOL Latino currently consists of a series of content and community areas aimed at the Hispanic population living in the US and servicing AOL US members. The vast majority of AOL Latino content areas are published in Spanish with limited English-language content. The Spanish areas of AOL Latino are intended to cover general topics of interest, while the English areas of Latino are programmed focusing on topics of interest specific to the Latin community. AOL Latino programming will be complementary to the AOL service's English language programming.

Primary focus of AOL Latino will be on:

News, Sports, Entertainment, Music, Features, Latino Welcome Screens & Community areas

Consultant shall be responsible for continuing to publish AOL Latino under similar production parameters currently in place, but following the direction of the AOL Manager. Under direction of the AOL Manager, production processes and workflow will be modified to enhance productivity.

AOL Latino programming strategy will be set and modified as necessary by the AOL in keeping with the business goals of AOL's for the US Hispanic initiative.

Programming strategy, including standards, editorial calendar, look, feel, depth of programming, and frequency of updates for programming areas will be determined by the AOL and will evolve in keeping with the general AOL Brand programming standards, expectations and processes.

Consultant understands and acknowledges that AOL will want, from time to time, to change the content and direction of AOL Latino. AOL understands and acknowledges that should AOL wish to significantly increase the amount of areas or screens produced by Consultant, then AOL and Consultant will agree to a revised staffing plan and related increase in costs. In the event the average amount of work to be performed by Consultant hereunder substantially increases over the average amount of work performed under the Parties' prior Interactive Services Agreement, effective as of February 22, 2001, AOL will not require Consultant to perform such additional work hereunder without a mutually agreed upon revised staffing plan and a related increase in fee.


Overall Roles & Responsibilities

To the extent that AOL does not provide the direction set forth in the next paragraph (entitled "AOL"), third party Content, the tools in Section 3.4 which are necessary for the Programmers to perform Consultant's obligations hereunder, studio support consisting of production and photo editing, access to special areas (i.e., Keyword and search requests, Plus number requests and Magic number requests) and/or access to updated HTML and Rainman code (as provided to AOL programmers) necessary for the Programmers to perform Consultant's obligations hereunder and such failure to provide such direction, items or access prevents the performance of specific Programmer functions related to such direction, items or access, Consultant will not be in breach of this Agreement for failure to perform such functions. AOL shall provide the Programmers with copies of third party content agreements for AOL Latino and any deal summaries prepared by AOL in connection therewith. In the event the Programmers have questions about the scope of the licenses or any restrictions set forth in such agreements, such Programmers or another representative of Consultant may contact an AOL employee for clarification. Any questions submitted to an AOL employee in accordance with the foregoing shall be responded to within a reasonable timeframe and Consultant shall be under no obligation to utilize any Content in question until such response has been received. Consultant may rely on responses provided by AOL employees under this paragraph in fulfilling its obligations hereunder In the event such contact becomes material in terms of frequency, the Parties shall discuss in good faith alternative approaches.



AOL (PROVIDED FOR CONTEXT ONLY; DOES NOT CONSTITUTE AOL OBLIGATION)
-    Establishes programming strategy
-    Identifies and executes content deals
-    Oversees & directs Consultant and the Programmers

CONSULTANT

-    Works with Brand programming direction to create successful USH programming
- Utilizes strong U. S. Hispanic ("USH") market knowledge & subject matter expertise to create culturally relevant programming in Spanish
- Works closely with AOL's Entertainment, Music, News, Sports, Community programmers to create programming that enhances AOL's overall content offering
-    Provides Spanish language writing and speaking expertise
-    Follows AOL standards and best practices
-    Design and production person
     o   Matrixed into the Studio, reports in to Brand programming lead
     o Works closely with Consultant's programmers to create graphic design that supports and enhance the programming area

STAFF ROLES

AOL MANAGER (PROVIDED FOR CONTEXT ONLY; DOES NOT CONSTITUTE AOL OBLIGATION)

-    Employed by AOL-Directs overall programming strategy for AOL Latino
-    Determines product needs & works with Acquisition Marketing to address
- Identifies potential content providers and works with Business Development to bring online with AOL
- Works with AOL vertical leads, region and AOLTW properties to enhance overall product and programming offers
-    Collaborates with IM, Biz Strategy to create solid revenue opportunities
-    Strong US Hispanic market knowledge
-    Fluency in written and spoken Spanish
-    Strong English writing and speaking capability

CONTENT MANAGER

-    Employed by Consultant
-    Reports to AOL Manager
- Works closely with Brand programming to identify content trends & programming possibilities
-    Oversees daily Spanish-language programming in keeping with Brand direction
- Works with Brand and programmers to solidify a clear editorial voice for AOL Latino
-    Manages and coaches junior programmers to ensure quality editorial
- Primary contact for AOL vertical programmers for integration, joint programming efforts in features
-    Responsible for the success of day to day programming implementation
-    Responsible for welcome screen and AOL Latino Main scripts
-    Fluency in written and spoken Spanish
-    Strong writing and speaking ability in English

COMMUNITY MANAGER

-    Employed by Consultant
-    Reports to AOL Manager -Matrixed to AOL Community team & Content Manager
- Creates best Community experience possible on AOL for US Hispanics for Spanish dominants, Bilingual Hispanics, and English dominants with Latino interests
-    Identifies and responds to member trends
- Works with AOL & Latino programming teams to provide strong and complementary community areas within programming for USH community
-    Works very closely with the AOL community team
-    Enforces AOL Community best practices & AOL service standards
-    Oversees ACI Team Coordinator and helps manage chats

-    Produces and maintains special community polls & packages
- Works with Self expression team to identify Self Expression icons that reflect USH market needs
- Fluency in written and spoken Spanish -Strong writing & speaking ability in English

PROGRAMMING MANAGER: MUSIC AND ENTERTAINMENT

-    Employed by Consultant
-    Reports to Content Manager
-    Matrixed to AOL Music and AOL Entertainment
- Responsible for providing outstanding USH Music and Entertainment experience in keeping with the best practices of AOL, requires solid knowledge of USH market
- Works closely with programmers in AOL Music & Entertainment to stay abreast of current trends & their programming direction
- Works closely with AOL Music to leverage current assets and create new artist possibilities via AOL Music that would meet USH audience needs
- Works closely with AOL Entertainment (Movies, Celebs, etc) to leverage existing content, repurpose into Spanish major corporate initiatives (ex:
     HP, LOTR)
-    Creates Music & Entertainment areas with major partner content
-    Creates standing franchise areas
- Works with Community Manager to ensure effective integration of community and to respond to trends in Community
-    Fluency in written and spoken Spanish
-    Strong writing & speaking ability in English

PROGRAMMING MANAGER: NEWS & SPORTS

-    Employed by Consultant-Reports to Content Manager
- Works closely with AOL News to provide complementary programming that enhances AOLs overall news offering and meets needs of USH audience
-    Requires solid knowledge of USH market
- Follows trends in USH news, able to plan for upcoming calendar driven news events
- Works closely with AOL Sports to provide complementary Sports programming targeting USH audience
- Works closely with partners to create compelling Sports and News programming
-    Creates Sports & News areas with major partner content
- Works closely with community manager to build and learn from Latino sports & news communities
- Identifies & creates evergreen news and sports areas that will be able to be mobilized quickly
-    Fluency in written and spoken Spanish
-    Strong writing & speaking ability in English

PROGRAMMING MANAGER, FEATURES & OPS

-    Employed by Consultant
-    Reports to Content Manager
- Responsible for project managing all major feature packages in tandem with AOL Studio producer (ex: Latin Grammy's)
- Works with Programming leads for Music/Entertainment & News/Sports to create & program stable of template based, evergreen feature packages
- Works with Programming leads & Community manager to create complementary polls, YSIs, and other programming

-    Creates feature areas with major partner content
-    Ensures that Programming Operations run smoothly:

     o   Request magic numbers, works with Sales planning as necessary
     o Works closely with AOL Search editors to ensure that Keywords appear in Search results
     o   Weekly reporting on What's Hot and What's NOT in Latino

- Requires strong familiarity with AOL organization, processes & technical systems, ability to multi-task and work well remotely
-    Fluency in written and spoken Spanish
-    Strong writing & speaking ability in English

GRAPHIC DESIGNER/BUILD IMD

-    Employed by Consultant
-    Reports into AOL Manager

-    Matrixed to AOL Studio Graphic Design team
-    Dedicated AOL Latino graphic design resource
- Responsible for working with Latino programming team to create graphic designs that:

     o   Create a unique yet consistent look and feel throughout AOL Latino
     o   Enhance AOL member experience
     o   Uphold AOL Brand graphic design standards
     o Works closely with AOL Brand, AOL Studio for design and Studio design approval

- Works with Producer (AOL Studio) and Programming team to determine schedule for Design & production of packages
-    As necessary design and build HTML, flash areas
- Maximizes technical skills to ensure smooth implementation of programming areas including ASPP 2.0 compliance

Note: Content and subject matter of job responsibilities may change, but the general job responsibilities will stay the same.

                                  Attachment 2

                            Programming Requirements


In programming AOL Latino, Consultant will, and will ensure the Programmers will, adhere to the following programming requirements:

1) Adhering to legal guidelines & standards for photos, partner content, intellectual copyright, & promotions as communicated by AOL Legal to the Consultant Project Manager.

2) Upholding brand standards in editorial content and quality as established by AOL Brand Senior Management, AOL Edit Desk and AOL Programming Director and communicated to the Consultant Project Manager.

3) Upholding brand standards in related to integrated ads, contextual commerce opportunities as established by AOL Editorial Standards group and communicated to the Consultant Project Manager.

4) Upholding brand standards in design, production as established by AOL Design, UI, and Studio performance & accessibility teams and communicated to the Consultant Project Manager.

5) Maintenance of community and programming areas in accordance with AOL Community standards, AOL Terms of Service and AOL Integrity Assurance team as communicated to the Consultant Project Manager.

6) Meeting reasonable deadlines as established for any project--from very minor to major.

7) Developing copy in English and Spanish with less than 3% margin of error.

8) Following best practices and work flow as established by AOL Creative Development programming team as communicated to the Consultant Project Manager


9) Refreshing content in a timely and appropriate manner as established for each content area by AOL USH Programming Director (this may occasionally require work at night or on weekends as determined by Content direction)

10) Frequent, close, productive & positive contact with matrixed channel relationships (i.e. Music, Sports, News, Community, Entertainment, Network programming etc) to enhance collaboration, cross promotion, and relationship building throughout AOL Programming organization

11) Serving as subject matter expert for the USH market, including staying abreast of and communicating developments in programming area on major competitor sites and upcoming trends

12) Staying abreast of general market events, trends, developments in programming area, closely attuned to USH perspective on General market events in order to provide complementary community and feature based programming (i.e. war on Iraq)

13) Staying abreast of developments in matrixed channels that program in English to adapt, respond and create programming that is complementary and in keeping with the AOL Latino programming vision as set forth by AOL USH Brand team.

14) Understanding, comfort and proficiency in the following Tools ("Current Tools"): Rainman, Grinder, Shark, Shark Lite, Community Center tool (for publishing), Poll tool (to cover all "voting tools" including quizzes, surveys, ratings, polls, etc.), URC, ASPP, Webstats and Tracer X. AOL will provide training for any updates to the Current Tools or any new tools and technologies (i.e., other than the Current Tools)). It is Consultant's responsibility to train any new Programmers on the Current Tools; provided that to the extent a Programmer leaves Consultant's employment and such Programmer is the only Programmer trained in a particular Current Tool, AOL shall provide training for such Current Tool to the new Programmer hired in replacement of the departing Programmer.

                                    EXHIBIT B
                              TERMS AND CONDITIONS


I.  RIGHTS IN AOL PROPERTY/TRADEMARKS

NO OWNERSHIP OR LICENSE. Nothing in this Agreement shall convey to Consultant any right, license, title, interest in and to the Work (as defined below), the AOL" look and feel", or any other AOL property, property interest, license or right.


RIGHT TO USE TRADEMARKS. This Agreement gives Consultant no right to use any AOL trade name, trademark or service mark, except as is necessary for the performance of the Consulting Services.

II.  CONFIDENTIALITY/PROPRIETARY RIGHTS/ SECURITY
     TRADING

CONFIDENTIALITY. During the Term, and for a period of two (2) years following expiration or termination of this Agreement, each party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the duplication or disclosure of Confidential Information of the other party, other than by or to its employees or agents who must have access to such Confidential Information to perform such party's obligations hereunder, who will each agree to comply with this Section. Notwithstanding the foregoing, either party may issue a press release or other disclosure containing Confidential Information without the consent of the other party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing party will provide at least five (5) business days prior written notice of such proposed disclosure to the other party. Further, in the event such disclosure is required of either party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such party will
(i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body. For purposes of this Agreement, "Confidential Information" shall mean any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood by the receiving party to be confidential or proprietary to the disclosing party, including, but not limited to, the terms of the Agreement, any and all information collected by AOL in connection with a user's registration for any service on the AOL Network and any and all AOL Member Information, product designs, sales, cost and other unpublished information, product and business plans, and marketing data. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party; or (e) expressly permitted to be disclosed pursuant to the terms of this Agreement.

PROPRIETARY RIGHTS. Unless otherwise specified in a Schedule, all work, services and materials performed or created under any Schedule, by the Programmers or Consultant, excluding third party Content therein ("Work"), including, but not limited to, (i) names, characters, protectible organizational structures, "look and feel", other "brand" components, (ii) all materials, writings, products, deliverables developed or prepared for AOL by the Programmers or Consultant under such Schedule (whether or not such Schedule is completed) (collectively, "Materials") and (iii) any and all new or improved idea, design, concept, or other invention made or developed by the Programmers or Consultant during the course of rendering the Consulting Services or developing or preparing the Materials (collectively, "Invention"), are the property of AOL and all title and interest therein shall vest in AOL and shall be deemed to be a work made for hire and made in the course of Consulting Services rendered hereunder. Consultant shall promptly and completely disclose to AOL in writing any and all Inventions. For the avoidance of doubt and notwithstanding the foregoing, Work shall not include any work, services, Materials, Inventions or Content developed or licensed by Consultant for use in any product, service or property owned, operated or distributed by Consultant or any of its wholly-owned direct or indirect subsidiaries ("Consultant Property"). In the event any Consultant Property is included within the Work, Consultant hereby grants AOL a worldwide license to use (but not modify or sublicense) such Consultant Property within Latino; until such time as the foregoing License has been terminated by Consultant upon reasonable notice to AOL.

To the extent that title to any Works may not, by operation of law, vest in AOL or such Works may not be considered works made for hire, Consultant hereby irrevocably assigns to AOL all right, title and interest in and to any Work, including but not limited to any and all Materials and Inventions. All Works, including but not limited to Materials and Inventions, shall belong exclusively to AOL, and AOL shall have the right to obtain and to hold in its own name, copyrights, registrations, patents, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Consultant agrees to give AOL and any person designated by AOL such reasonable assistance, at AOL's request and expense, as is required to perfect, secure and protect AOL's intellectual property and other rights set forth in this Section, including but not limited to executing all documents necessary to perfect, secure and protect such rights.

Unless otherwise requested by AOL, upon the completion of the services to be performed under each Schedule or upon the earlier termination of such Schedule, Consultant shall immediately turn over to AOL all Work, including without limitation, any and all Materials and Inventions, developed pursuant to such Schedule.

SECURITIES TRADING POLICY. Consultant agrees that the Programmers and any Consultant employee with access to material, non-public information of AOL provided as a result of this Agreement, for the term of this Agreement and for as long thereafter as such information remains material to AOL and non-public, will comply with terms of AOL's securities trading policy (the "Securities Policy"), a copy of which shall be be provided to Consultant, as revised from time to time, to the same extent as employees of AOL are obligated to comply with the Securities Policy.

RELATIONSHIP WITH AOL MEMBERS.

(a) SOLICITATION OF SUBSCRIBERS. (i) During the term of this Agreement and for a two year period thereafter, Consultant will not use the AOL Network (including, without limitation, the e-mail network contained therein) to solicit AOL Members on behalf of another Interactive Service. More generally, Consultant will not send unsolicited, commercial e-mail (i.e., "spam") or other online communications through or into AOL's products or services, absent a Prior Business Relationship. For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL Member to whom commercial e-mail or other online communication is being sent has voluntarily either (A) engaged in a transaction with Consultant or (B) provided information to Consultant through a contest, registration, or other communication, which included clear notice to the AOL Member that the information provided could result in commercial e-mail or other online communications being sent to that AOL Member by Consultant or its agents. Any commercial e-mail or other online communications to AOL Members which are otherwise permitted hereunder will (x) include a prominent and easy means to "opt-out" of receiving any future commercial communications from Consultant and (y) shall also be subject to AOL's then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question).

(ii) Consultant shall ensure that its collection, use and disclosure of information obtained from AOL Members under this Agreement ("Member Information") complies with (A) all applicable laws and regulations and (B) AOL's standard privacy policies, available on the AOL Service at the keyword term "Privacy". Except to the extent required by law, rule, regulation or government or court order, Consultant will not disclose Member Information collected hereunder to any third party in a manner that identifies AOL Members as end users of an AOL product or service or use Member Information collected under this Agreement to market another Interactive Service.

(b) EMAIL NEWSLETTERS. Any email newsletters sent to AOL Members by Consultant or its agents shall (i) be subject to AOL's policies on use of the email functionality, including but not limited to AOL's policy on unsolicited bulk email, (ii) be sent only to AOL Members requesting to receive such newsletters,
(iii) not contain Content which violates AOL's Terms of Service, and (iv) not contain any advertisements, marketing or promotion for any other Interactive Service.

For purposes of this Agreement, "AOL NETWORK" shall mean (i) The AOL Service and
(ii) any other product, service or property owned, operated, distributed or authorized to be distributed by or through AOL or its Affiliates (other than Consultant and its wholly-owned direct or indirect subsidiaries) worldwide. "AOL MEMBER" shall mean any user of the AOL Network, including authorized users (including any sub-accounts under an authorized master account) of the AOL Service. "AOL SERVICE" SHALL MEAN The standard narrow-band U.S. version of the America Online(R) brand service.


III.   REPRESENTATIONS AND WARRANTIES

REPRESENTATIONS AND WARRANTIES.

Each Party represents and warrants to the other Party that: (i) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement. Consultant further agrees that, unless otherwise approved by its preferred stockholders and board of directors, it is not authorized to and will not, during the Term, establish another portal, web site or Content area targeted primarily to US Hispanics and will not during the Term promote any third party portals, web sites or Content primarily targeting US Hispanics other than AOL Latino.

IV.  INDEMNITY

INDEMNITY. Each Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach or alleged breach of any obligation, representation, or warranty of this Agreement. In addition, AOL will defend, indemnify, save and hold harmless Consultant and Consultant's officers, directors, agents, affiliates, distributors, franchisees and employees from any and all Liabilities arising out of or in any way relating to (i) any agreement between AOL and a third party specifically relating to Content for AOL Latino or (ii) any Content provided to Consultant by (A) AOL or
(B) any third-party under any such agreement; provided, that no such indemnity shall be available to Consultant to the extent such Liabilities arise out of (x) Consultant's use of any such Content in a manner inconsistent with the terms specified by AOL to Consultant, or (y) any other action of Consultant inconsistent with direction provided by AOL. As used in this Agreement, "Content" shall mean text, images, video, audio (including, without limitation, music used in time relation with text, images, or video), and other data, products, tools, functionalities, services, advertisements, promotions, URLs, keywords and other navigational elements, links, pointers, technology and software, including any modifications, upgrades, updates, enhancements and related documentation. In addition, Consultant shall defend, indemnify and hold harmless AOL, its officers, directors, agents, affiliates, distributors, franchisees and employees from any and all Liabilities resulting from (a) actual or alleged infringement of any patent, copyright, or other property right (including, but not limited to, misappropriation of trade secrets)based on any Consultant Property provided to AOL, Content on the AOLA Websites linked to from AOL Latino by the Programmers in accordance with the terms of this Agreement, the Work (which, for clarification, includes Materials or Inventions), or the use thereof by AOL in accordance with the terms set forth herein, and (b) the payment of compensation or salary asserted by an employee or Assistant of Consultant.


V.   GENERAL

EXCUSE. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

NOTICE. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the AOL Project Manger and the Deputy General Counsel (fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of Consultant, such notice will be provided to both the Vice President, AOL Services and Business Affairs (fax no. 954-233-1803) and the General Counsel (fax no. 954-233-1805), each at the address of Consultant set forth in the first paragraph of this Agreement.

NO WAIVER. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

AMENDMENT. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

FURTHER ASSURANCES. Consultant shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by AOL for the implementation or continuing performance of this Agreement.

ASSIGNMENT. Consultant shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Assumption of the Agreement by any successor to Consultant (including, without limitation, by way of merger, consolidation or sale of all or substantially all of Consultant's stock or assets) shall be subject to AOL's prior written approval. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

SUBCONTRACT. No work or services to be performed by Consultant hereunder shall be subcontracted to or performed on behalf of Consultant by any third party, except upon written permission by AOL. Notwithstanding the foregoing, in the event a Programmer leaves the employment of Consultant or is otherwise unable to perform its functions hereunder, for any reason, Consultant may hire a third party consultant as reasonably approved by AOL in accordance with Exhibit A to perform the functions of such Programmer until such time (but in no event more than 90 days) as a replacement can be obtained.

CONSTRUCTION; SEVERABILITY. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

REMEDIES. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

GOVERNING LAW AND ARBITRATION.

(a) This Agreement shall be construed and enforced in accordance with the laws of the State of New York, USA, but without giving effect to its laws or rules relating to conflicts of laws, the Uniform Commercial Code, or the United Nations Convention on Contracts for the International Sale of Goods. To permit the enforcement of judgments entered under this Section 16 and the application of judicial injunctive relief as permitted hereunder, each Party consents to the jurisdiction of the courts in the place where such judgment enforcement or injunctive relief is sought. Each Party waives any objection it otherwise may have to the personal jurisdiction and venue of such courts.

(b) (i) Except as otherwise agreed in writing by the Parties, any claims or disputes arising under, in connection with, or by reason of the relationships contemplated under, this Agreement and any subsequent amendments thereof, including all controversies which may arise between the Parties concerning any transaction pursuant to this Agreement, the construction, performance or breach of this Agreement or any accounting hereunder, as well as non-contractual claims, shall first be escalated to the VP of Business Development, AOL Interactive Services, currently Greg Rigdon, fax. no 703-265-2997, and the Vice President, AOL Services and Business Affairs of Consultant for prompt resolution. In the event such executives are unable to resolve the matter over a period of thirty (30) days, or such different period to which the Parties may agree, it shall be referred to and finally determined by arbitration in accordance with the then applicable Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") in effect at the time of commencement of such arbitration, as modified below or by mutual consent of the parties to such arbitration, and by the majority vote of a tribunal of arbitrators (the "Tribunal") as set forth below. For the avoidance of doubt, the procedural rules of the Inter-American Convention on International Commercial Arbitration (the "Panama Convention") shall not apply to the proceedings of the Tribunal.

         (ii) The Tribunal shall consist of three (3) arbitrators, all of whom shall be experienced legal practitioners having at least ten (10) years of experience in advising clients with respect to computer or media-related technology and international joint ventures, provided that if any party objects to the qualifications of any arbitrator, such objection must be made within ten
(10) days of appointment of such arbitrator or it shall be waived. One arbitrator shall be appointed by AOL, one arbitrator shall be appointed by Consultant, and the third by the two so appointed. If any such Party shall fail to make an appointment within sixty (60) days after the initiation of arbitration or if the first two arbitrators shall fail to appoint a third arbitrator within thirty (30) days after the date of the later to occur of their appointments, the appointment of such arbitrator shall be made by the AAA, provided that the arbitrator so chosen meets the qualifications set forth in this Section. The arbitrators shall be compensated for their services at a rate to be determined by the parties or by the AAA but based upon normal and reasonable hourly or daily consulting rates for the neutral arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

         (iii) Any arbitration proceedings hereunder shall be held in New York, New York. All such proceedings and all communications (written or oral) including any evidence submitted to the Tribunal, shall be in the English language. The Tribunal shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter. The Tribunal shall have the power to order that no Party shall take any action inconsistent with this Agreement, and each Party shall continue to perform under this Agreement for the time the arbitration procedure is pending. However, the Tribunal shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of the Agreement. The ruling and award of the Tribunal shall be final and binding to the maximum extent allowed by the laws applied to this Agreement, provided that the rules of the United Nations Convention on Contracts for the International Sale of Goods shall not apply, and provided further, that the Tribunal may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

         (iv) This agreement to arbitrate shall be without prejudice to the right of the Parties to seek preliminary injunctive, interim, or other form of provisional equitable relief in any court or any judicial authority which has jurisdiction over the parties and/or the subject matter of the controversy. During the arbitration, each Party shall bear its own attorneys' fees and its own costs and expenses (including filing fees) and one-half of the total arbitrators', translators', and other administrative fees of arbitration ("Costs"), provided, however, that the award made by the Tribunal shall include an award of Costs, in favor of the "prevailing party," as determined by the Tribunal. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the Parties or their assets.

         (v) All testimony of witnesses at any arbitration proceeding held pursuant to these provisions shall be taken under oath, and shall be governed by the rules of evidence as set forth under the U.S. Federal Rules of Evidence and judicial interpretations thereof. The parties shall be entitled to conduct discovery proceedings in accordance with the U.S. Federal Rules of Civil Procedure. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding. Upon the conclusion of any arbitration proceedings, hereunder, the arbitrators shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by them and shall deliver such documents to each Party to this Agreement along with a signed copy of the award. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the subject matter thereof. Except as specifically provided in this Agreement, arbitration shall be the sole and exclusive remedy of the Parties for any disputed matter.

EXPORT CONTROLS. Both Parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

PUBLICITY. Consultant agrees that it will not, without AOL's prior approval, use in advertising, publicity, or otherwise the name of AOL in connection with this Agreement, or refer to the existence of this Agreement in press releases; provided that subsequent to any press release announcing the entering into of this Agreement, factual references by Consultant to the existence of this Agreement shall not require the approval of AOL. Notwithstanding the foregoing, Consultant may issue press releases and other disclosures as required by law, rule, regulation or court order or as reasonably advised by legal counsel without the consent of AOL.

LIMITATIONS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGE OF ANY KIND OR NATURE, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT), TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE,

EVEN IF ANY OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE. EXCEPT AS PROVIDED IN THE "INDEMNITY" SECTION, THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID TO CONSULTANT HEREUNDER.


HEADINGS. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

SURVIVING SECTIONS. The following sections shall survive the termination of this
Agreement: 2.2 ("Independent Contractor"); 2.3 ("Consultant's Employees and Assistants"); 4.6 ("Taxes") of this Agreement and this Exhibit B.